Exhibit 99

RICHMOND, Indiana. May 3, 2019 - West End Indiana Bancshares, Inc. (the “Company”), the holding company for West End Bank, S.B. (the “Bank”), announces net income of $316,000, or $0.32 per diluted share, for the quarter ended March 31, 2019, a decrease of $32,000, or 9.2%, from net income of $348,000, or $0.35 per diluted share, for the quarter ended March 31, 2018. The decrease in net income resulted primarily from an increase in total other expense of $137,000, a decease in net interest income of $77,000 and a decrease in total other income of $79,000 offset by a decrease to the provision for loan losses of $222,0000 and a decrease to the provision for income taxes of $39,000.

For the quarter ended March 31, 2019 interest income increased $85,000, or 2.3%, to $3.7 million from $3.6 million for the March 31, 2018 quarter. The increase was primarily a result of an increase of $69,000 in interest income on loans and an increase of $10,000 from interest on securities.

Interest expense increased $162,000, or 23.1%, to $862,000 for the 2019 quarter, from $701,000 for the 2018 quarter. This increase was the result of an increase in interest expense on deposits of $102,000 and an increase in the cost of borrowings of $60,000. These changes resulted in a decrease of $77,000 to net interest income quarter to quarter. The increase in interest expense on deposits was due to the rising rate environment. Interest expense on borrowings increased for the period ending March 31, 2019, due to a higher average balance and rising rates.

The provision for loan losses was $333,000 for the quarter ended March 31, 2019, compared to $555,000 for the quarter ended March 31, 2018, a decrease of $222,000, or 40.0%. The decrease to the provision was based on management’s quarterly analyses of the loan portfolio and credit quality indicators including charge off trends and qualitative factors.

Noninterest income decreased $79,000, or 15.6%, to $427,000 for the quarter ended March 31, 2019, from $506,000 for the quarter ended March 31, 2018. In the 2019 quarter, we recorded decreases in loan servicing income of $89,000, gain on sale of loans of $56,000, increased loss on sale of other assets of $17,000 and service charges on deposit accounts of 14,000 offset by increases in other income of $98,000 and debit card income of $2,000.

For the quarter ended March 31, 2019, noninterest expense increased $137,000, or 5.7%, to $2.5 million, from $2.4 million for the quarter ended March 31, 2018. The increase was due to increases in salaries and employee benefits of $69,000, professional fees of $50,000, foreclosed real estate and repossession expenses of $38,000 and data processing fees of $18,000, offset by decreases in other expenses of $20,000, and net occupancy expense of $17,000. Salaries and employee benefits increased due to normal cost of living and merit increases, and other employee benefit programs. Net occupancy expense decreased due to the completion of the administrative and operations building late in 2017 and affixed depreciation on the building and furniture fixtures and equipment.

The provision for income taxes decreased $39,000 to $80,000 for quarter ended March 31, 2019 as compared to $119,000 for quarter ended March 31, 2018, reflecting the decrease in pretax income and the reduced corporate federal income tax rate.  Our effective tax rates were 20.3% and 25.6% for the quarters ended March 31, 2019 and 2018, respectively.

Comparison of Financial Condition at March 31, 2019 and December 31, 2018

Total assets decreased $1.0 million, or 0.3%, to $299.1 million at March 31, 2019 from $300.2 million at December 31, 2018. The decrease was due to decreases in net loans, investment securities available for sale, bank-owned life insurance, offset by an increase in cash and cash equivalents and other assets.

Cash and cash equivalents increased $2.4 million, or 24.0%, to $12.3 million at March 31, 2019 from $9.9 million at December 31, 2018. Securities available for sale decreased $539,000, or 2.7%, to $19.3 million at March 31, 2019 from $19.8 million at December 31, 2018. Net loans decreased $2.4 million, or 1.0%, to $242.6 million at March 31, 2019 from $245.0 million December 31, 2018. The decline in the loan portfolio was due primarily to the decrease in consumer loans of $2.5 million.

Deposits increased $496,000 or 0.2%, to $218.4 million at March 31, 2019 from $217.8 million at December 31, 2018. Core deposits, including savings, interest-bearing and noninterest-bearing checking, and money market deposit accounts increased $89,000 to $111.7 million at March 31, 2019 from $111.6 million at December 31, 2018. Certificates and other time deposits increased $407,000 to $106.7 million at March 31, 2019 from $106.3 million at December 31, 2018.

Borrowings, which consisted entirely of Federal Home Loan Bank advances, decreased $2.0 million, or 4.0%, to $48.5 million at March 31, 2019 from $50.5 million at December 31, 2018.

Total stockholders’ equity increased $509,000, or 1.7%, to $30.7 million at March 31, 2019 from $30.2 million at December 31, 2018. The increase was primarily a result of year to date net income of $316,000, accumulated other comprehensive income of $224,000, and ESOP shares earned of $37,000, and stock-based compensation expense of $2,000, offset in part by dividends paid of $69,000.

	March 31, 2019	December 31, 2018
	(In Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$299,130	$300,151
Total cash and cash equivalents	12,316	9,935

Investment in available for sale securities, at fair value	19,257	19,796
Loans held for sale	-	133
Loans, net	242,553	244,955
Bank-owned life insurance	6,121	7,136
Premises and equipment	8,786	8,898
Foreclosed real estate held for sale	-	16
Federal Home Loan Bank of Indianapolis, at cost	2,436	2,436
Deposits	218,410	217,914
Borrowings	48,500	50,500
Total Equity	30,669	30,161
Total Stockholders’ equity less maximum cash obligation related to ESOP shares	29,641	29,371

ASSET quality ratios ¹

Nonperforming loans to total loans	0.76%	0.60%
Nonperforming assets to total assets	0.76%	0.62%
Net charge-offs annualized (recoveries) to average loans outstanding	0.71%	0.67%
Allowance for loan losses to non-performing loans	158.66%	204.99%
Allowance for loan losses to total loans	1.20%	1.23%

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¹ Bank-only ratios

	For the Period Ended March 31,
	2019	2018
	(In Thousands, except per share amounts)
SELECTED FINANCIAL CONDITION DATA:

Interest income	$3,710	$3,626
Interest expense	862	701
	2,848	2,926
Provision for loan losses	333	555
Net interest income after provision for loan losses	2,515	2,370
Noninterest income	427	506
Noninterest expense	2,546	2,409
Income before income tax expense	396	467
Income tax expense	80	119
Net income	316	348
Basic earnings per share	$0.32	$0.35
Diluted earnings per share	0.31	0.34
Dividends per share	0.07	0.06